EX-99.77C VOTES

77C: Submission of matters to a vote of security holders

Grubb & Ellis Funds

A Special Meeting of Shareholders of the Grubb & Ellis AGA Realty Income Fund, Grubb & Ellis AGA U.S. Realty Fund, and Grubb & Ellis AGA International Realty Fund (the “Funds”) was held September 14, 2011 at the offices of U.S. Bancorp Fund Services, LLC, 615 East Michigan Avenue, Milwaukee, Wisconsin, pursuant to notice given to all shareholders of record of the Funds at the close of business on August 16, 2011.  At the Special Meeting, shareholders were asked to approve the reorganization of the Grubb & Ellis AGA Realty Income Fund,  Grubb & Ellis AGA U.S. Realty Fund, and the Grubb & Ellis AGA International Realty Fund into the Lazard U.S. Realty Income Portfolio, Lazard U.S. Realty Equity Portfolio, and Lazard International Realty Equity Porfolio,  respectively (together, the “Successor Funds”).

The tabulation of the shareholder votes rendered the following results:

Grubb & Ellis Realty Income Fund

Votes For	Votes Against	Abstained
773,056	479	8,071

Grubb & Ellis AGA U.S. Realty Fund

Votes For	Votes Against	Abstained
114,758	0	6,289

Grubb & Ellis International Realty Fund

Votes For	Votes Against	Abstained
84,089	0	0